                                                                      Exhibit 12



                         Continental Global Group, Inc.
                Computation of Ratio of Earnings to Fixed Charges

                        (In thousands, except for ratios)


                                                                           Years ended December 31
                                                   2001          2000           1999            1998        1997
                                               -----------------------------------------------------------------------
Computation of Earnings:
Income (loss) before income taxes              $ (8,413)      $(11,200)      $ (8,728)      $  1,302      $  8,181
Add:
   Interest expense                              15,787(1)      15,826(1)      15,225(1)      14,658(1)     12,308(2)
   Portion of rent expense representative
     of an interest factor                          703            691            815            800           523
                                               --------       --------       --------       --------      --------

Earnings                                       $  8,077       $  5,317       $  7,312       $ 16,760      $ 21,012
                                               ========       ========       ========       ========      ========

Computation of Fixed Charges:
   Interest expense                            $ 15,787       $ 15,826       $ 15,225       $ 14,658      $ 12,308
   Portion of rent expense representative
     of an interest factor                          703            691            815            800           523
                                               --------       --------       --------       --------      --------

Fixed Charges                                  $ 16,490       $ 16,517       $ 16,040       $ 15,458      $ 12,831
                                               ========       ========       ========       ========      ========

Ratio of Earnings to Fixed Charges                --(3)          --(4)          --(5)           1.08          1.64
                                               ========       ========       ========       ========      ========


(1) Amortization of deferred financing costs of $520 is included in 2001, 2000, 1999, and 1998 interest expense.

(2) Amortization of deferred financing costs of $390 is included in 1997 interest expense.

(3) Earnings were inadequate to cover fixed charges in the year ended December 31, 2001 by $8,413.

(4) Earnings were inadequate to cover fixed charges in the year ended December 31, 2000 by $11,200.

(5) Earnings were inadequate to cover fixed charges in the year ended December 31, 1999 by $8,728.